Exhibit 99.1

For Immediate Release

Contact:	Steven E. Brady, President and CEO
(609) 399-0012

Ocean Shore Holding Co. Announces Results of

Subscription and Community Offering

December 14, 2009, Ocean City, New Jersey – Ocean Shore Holding Co. (NASDAQ - OSHC), holding company for Ocean City Home Bank, announced today that new Ocean Shore Holding Co. received subscriptions for approximately $20.8 million of common stock in its subscription and direct community offering being conducted in connection with the second-step conversion of Ocean City Home Bank. This amount includes $2.26 million subscribed for by the Company’s Employee Stock Ownership Plan. The subscription and direct community offering concluded on December 10, 2009.

In order to consummate the offering, new Ocean Shore Holding Co. must sell a minimum of $33.5 million of common stock. Shares of common stock not subscribed for in the subscription and direct community offering are being offered for sale on a best efforts basis in a syndicated community offering through a syndicate of broker-dealers. Sandler O’Neill & Partners, L.P. is acting as lead manager and Janney Montgomery Scott LLC is acting as co-manager for the syndicated community offering. The terms and conditions of the syndicated community offering are more fully set forth in new Ocean Shore Holding’s syndicated community offering prospectus dated November 12, 2009. The Company expects to complete the syndicated community offering this week.

The closing of the offering remains subject to final regulatory approvals. Orders received in the subscription and direct community offering will be maintained by Ocean Shore Holding, with interest on subscribers’ funds continuing to accrue until completion of the conversion. Orders received in the subscription and direct community offering remain subject to the terms and conditions of the offering as set forth in the Company’s Plan of Conversion, including, without limitation, the purchase limitations set forth therein and the Company’s right to accept or reject, in whole or in part, orders received in the direct community offering.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of ten full-service banking offices in eastern New Jersey.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Ocean Shore Holding and Ocean City Home Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Ocean Shore Holding Co. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.